Exhibit 14.1

	NUMBER: 1.1.1	PAGE: 1 of 10
	DATE ISSUED: 03/10/04	REVISION DATE: DATE: 02/19/2016
RECOMMENDED:
Stillwater MINING COMPANY	By: Brent R. Wadman /s/ Brent R. Wadman Vice President of Legal Affairs & Corporate Secretary

TITLE: Business Ethics and Code of Conduct	APPROVED: By: Michael J. McMullen /s/ Michael J. McMullen President and Chief Executive Officer

POLICY

It is the policy of Stillwater Mining Company (“SMC”) that all of its officers, directors, employees and agents conduct business with the highest legal, ethical and moral standards and comply with the terms of this Business Ethics and Code of Conduct (this “Policy”). SMC and its employee’s shall act with honesty and integrity in any interaction with any governmental agency, customer, supplier, co-worker, supervisor, supervisee, and the general public, and shall conduct themselves in a manner that protects and enhances SMC’s reputation for honesty and integrity. This mandate also applies to an employee’s use of personal funds or assets to promote the business of SMC.

Employees violating this Policy are subject to disciplinary action up to and including discharge or other legal action.

OBJECTIVE

The purpose of this policy is to provide a foundation upon which SMC will conduct ethical business and operate with integrity and honesty. The success of Stillwater Mining Company is determined by the honesty, integrity, and ethical behavior of all of its officers, directors, and employees, acting with a sense of personal responsibility.

GUIDELINES

Each employee should be aware of and comply with all applicable laws, rules and regulations governing his or her area of responsibility. Specific areas of concern include:

TITLE: Business Ethics and Code of Ethics	No: 1.1.1	DATE ISSUED: 03/10/04	REVISION DATE: 02/19/2016	PAGE: 2 of 10

Disclosure and Books and Records

It is SMC’s policy to make full, fair, accurate, timely and understandable disclosure that complies with all applicable laws and regulations in all reports and documents that the SMC files with, or submits to, the Securities and Exchange Commission and in all other public communications made by SMC.

Employees must complete all SMC documents accurately, truthfully, and in a timely manner, including all travel and expense reports. When applicable, documents must be properly authorized. Employees must record SMC’s financial activities in compliance with all applicable laws and accounting practices. The making of false or misleading entries, records or documentation is strictly prohibited. Employees must never create a false or misleading report or make a payment or establish an account on behalf of SMC with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Political Activity

SMC encourages employees to participate in public affairs including by, for example, supporting, working for, and contributing to, the political party and candidates of the employee’s choice. However, SMC’s endorsement or other indication of support for candidates for elected office and the use of SMC funds or other SMC resources for political contributions for elected office in the United States and some foreign countries is illegal. Such endorsements or other indications of support or the use of SMC funds, directly or indirectly, for contributions of any kind to any political party in the United States or to any candidate for, or holder of any office of, any domestic or foreign government are prohibited, even where such endorsements, other indications of support or contributions are lawful.

SMC expenditures for lobbying activity, whether direct or indirect, are permitted when prior approval is obtained from the Vice President of Legal Affairs. Contributions in support of non-partisan referendum issues are permitted in states where such contributions are not prohibited by law.

Illegal or Improper Payment by SMC or Employees

No personal payments of any kind, whether of money, services or property, may be offered or made directly or indirectly to any domestic or foreign government or public official (including employees or agents of or consultants to governmental organizations) or to any employee, agent or representative of any labor union or any organization seeking or doing business with SMC or with which SMC seeks to do business, except for incidental nominal gratuities described below, in compliance with the Company’s FCPA Policy. Bribes, kickbacks or gifts to obtain business concessions from any individual or organization are prohibited.

Normal and properly authorized business expenses, such as reasonable business travel and entertainment, non-cash gifts of nominal value provided openly and according to established business practice, and product demonstrations or visits to SMC operations, are permitted.

TITLE: Business Ethics and Code of Ethics	No: 1.1.1	DATE ISSUED: 03/10/04	REVISION DATE: 02/19/2016	PAGE: 3 of 10

Depending on the government regulations that may apply, gratuities of nominal value by Government Relations personnel to domestic government or public officials may be permitted. Knowledgeable Government Relations management shall make such determination.

Gifts and Entertainment

Employees or members of their immediate families should not accept any gifts of cash, entertainment, services, travel, lodging, accommodations, or other forms of compensation or personal benefit from any actual or potential supplier, competitor or customer which could reasonably influence the employee’s judgments or actions in performing his or her duties for the benefit of SMC (“prohibited gifts”). Any prohibited gifts should be returned (or refused in the case of entertainment, accommodations and other services that are not returnable) and reported to the employee’s supervisor. Following are examples of prohibited activity:

☐	Receipt of gifts of cash or cash equivalents in any amount;

☐	Acceptance of paid commercial transportation or lodging;

☐	Acceptance of the free use of any vehicle, appliance or other property;

☐	Borrowing of money from providers (other than from financial institutions on competitive terms) or having a supplier act as guarantor for any loan, mortgage or lien;

☐	Acceptance of entertainment that substantially exceeds either prudent business standards or normal reciprocal business entertainment by SMC; and

☐	Acceptance of gifts of more than token value.

Acceptance of perishable or other gifts of nominal value, such as advertising or promotional materials clearly marked with supplier brand names, is not improper unless it reasonably influences the employee’s judgment or action in performing his or her duties.

Acceptance of reasonable and infrequent business meals or entertainment from suppliers and reciprocal provision of similar courtesies are not improper unless it influences the employee’s judgment or actions in objectively performing his or her duties for the benefit of SMC.

Open Communication

Senior management must be informed at all times of matters which are important in preserving SMC’s reputation. Accordingly, there shall be full communication with senior management. Likewise, there shall be no concealment of any information from either internal or independent auditors.

TITLE: Business Ethics and Code of Ethics	No: 1.1.1	DATE ISSUED: 03/10/04	REVISION DATE: 02/19/2016	PAGE: 4 of 10

Fair Dealing; Observance of Antitrust Laws

SMC depends on its reputation for quality, service and integrity. The way we deal with our customers/clients, competitors and suppliers molds our reputation, builds long-term trust and ultimately determines our success. Employees should endeavor to deal fairly with SMC’s customers/clients, suppliers, competitors and employees. SMC and its employees must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Agreements or understandings with competitors (both traditional competitors as well as others who compete in the marketplace from time to time) to limit or restrict competition with respect to such matters as prices, terms or conditions of sale, production, distribution, territories or customers are usually unlawful. In general, agreements and transactions with anti-competitive implications may be, per se, illegal. Any questions regarding compliance with antitrust laws should be directed to the Vice President of Human Resources.

Disciplinary Action

Employees violating this Policy are subject to disciplinary action up to and including discharge or other legal action.

Confidentiality

Confidential information includes all non-public information that might be of use to competitors, or harmful to SMC or its customers, if disclosed, or SMC treats as confidential, secret, or proprietary. Confidential information must only be used for legitimate business purposes and must not be disclosed to any person (including any other director, officer or employee of SMC) who is not authorized to receive the information or has no need to know the information. Confidential information must never be used for personal gain or benefit. Confidential information about SMC’s customers must always be protected and it should be disclosed within SMC or to third parties only in accordance with applicable laws and regulations and SMC policies.

Insider Trading

Employees are prohibited by SMC policy and the law from buying or selling securities of SMC at a time when in possession of “material non-public information.” (There is, however, an exception for trades made pursuant to a pre-existing trading plan, discussed below.) This conduct is known as “insider trading.” Passing such information on to someone who may buy or sell securities — known as “tipping” — is also illegal. The prohibition applies to SMC securities and to securities of other companies if an employee learns material non-public information about other companies, such as SMC’s customers/clients, in the course of his or her duties for SMC.

TITLE: Business Ethics and Code of Ethics	No: 1.1.1	DATE ISSUED: 03/10/04	REVISION DATE: 02/19/2016	PAGE: 5 of 10

Information is “material” if (a) there is a substantial likelihood that a reasonable investor would find the information “important” in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a security. Examples of types of material information include unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, important litigation developments, and important regulatory, judicial or legislative actions. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include, among others, public filings with the Securities and Exchange Commission or other securities regulatory authorities, the issuance of press releases, meetings with members of the press and the public or other methods of disclosure that are reasonably designed to provide broad, non-exclusionary distribution of the information to the public. A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate for more complex disclosure.

Do not disclose material nonpublic information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out SMC’s business. If an employee leaves SMC, they must maintain the confidentiality of such information until it has been adequately disclosed to the public by SMC. If there is any question as to whether information regarding SMC or another company with which SMC has dealings with is material or has been adequately disclosed to the public, contact the Vice President of Legal Affairs.

Notwithstanding the prohibition against insider trading, applicable law and this Policy permit SMC’s employees, directors and officers to trade in SMC’s securities regardless of their awareness of material nonpublic information if the transaction is made pursuant to a pre-arranged trading plan that was established in compliance with applicable law and was entered into when the person was not in possession of material nonpublic information. A person who wishes to enter into a trading plan must submit the plan to the Vice President of Legal Affairs for approval prior to the adoption, modification or termination of the trading plan.

Conflicts of Interest and Annual Disclosure Requirement

All employees should avoid situations that may create a conflict between their personal interests and the interests of SMC. A “conflict of interest” occurs when an individual’s private interest interferes, or even appears to interfere, in any way with the interests of the corporation as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits (e.g., from potential or actual business transactions) because of his or her position with SMC. Loans to, or guarantees of obligations of, employees, officers and directors are of special concern to SMC.

TITLE: Business Ethics and Code of Ethics	No: 1.1.1	DATE ISSUED: 03/10/04	REVISION DATE: 02/19/2016	PAGE: 6 of 10

Each employee should avoid personal favor of any kind from any firm or person having anticipated, current or ongoing dealings with SMC if such favor actually or potentially produces, or appears to produce, conflicts with SMC’s interests or reflects unfavorably on its integrity.

Special rules apply to executive officers and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in any such conduct, executive officers and directors must make full disclosure of all facts and circumstances to the Vice President of Legal Affairs, who shall inform and seek the prior approval of the Corporate Governance and Nominating Committee (the “CGNC”) of the Board of Directors of SMC (the “Board”).

Each member of the Board and each SMC employee occupying a designated sensitive position, including all officers, general managers and purchasing personnel, shall annually complete the Business Ethics Disclosure Statement which will be submitted to the Secretary. Such statement shall, in turn, be submitted by the Secretary to the Chief Executive Officer (“CEO”) in cases of potential or actual conflicts and shall be available to auditors and the CGNC of the Board for their review. The CEO shall designate all “sensitive” positions and may approve certain disclosed “conflicts” for all officers except himself on the basis of immateriality or adequate management oversight. As to the CEO, any such approval may be sought from the CGNC. All waivers of the policy shall be reported immediately to the Secretary for public disclosure where appropriate.

Upon learning of a conflict of interest, a director, officer or employee should disqualify or remove himself or herself immediately from any business transaction with the person(s), business(es), or venture(s) involved, take steps to eliminate the conflict or follow the steps outlined in this Policy to seek approval from the CGNC.

Corporate Opportunities

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with SMC. Employees, officers and directors owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.

If an employee learns of a business or investment opportunity through the use of corporate property or information or though his or her position at SMC, such as from a competitor or actual or potential customer, supplier or business associate of the SMC, he or she may not participate in the opportunity or make the investment without the prior written approval of the Vice President of Legal Affairs. Directors must obtain the prior approval of the Board. Such an opportunity should be considered an investment opportunity for SMC in the first instance.

TITLE: Business Ethics and Code of Ethics	No: 1.1.1	DATE ISSUED: 03/10/04	REVISION DATE: 02/19/2016	PAGE: 7 of 10

Protection and Proper Use of SMC Assets

SMC provides the necessary assets, equipment and supplies for employees, officers and directors to perform their duties. All such assets are the sole and exclusive property of SMC, with the exception of reasonable and incidental use of company-provided cell phones and laptop computers.

We each have a duty to protect SMC’s assets and ensure their proper and efficient use. Theft, carelessness and waste have a direct impact on SMC’s profitability. We should take measures to prevent damage to and theft or misuse of SMC property. Use of SMC property is limited to employee use only. Use by anyone other than employee, including employee’s family members, is strictly forbidden and will be considered a violation of this policy.

When an employee leaves SMC, all SMC property must be returned to the SMC. Except as specifically authorized, SMC assets, including SMC time, equipment, materials, resources and proprietary information, must be used for legitimate business purposes only.

SMC Records

Compliance with accepted accounting rules, controls and disclosure requirements are expected at all times. All assets, liabilities, revenues and expenses of SMC shall be properly recorded in SMC’s books and records. All entries made shall properly reflect the intent and nature of any transaction. SMC’s disclosure shall be full, fair, accurate, timely and understandable. Compliance with SMC’s record retention policy is expected at all times.

Record Retention

In the course of its business, SMC produces and receives large numbers of records. Numerous laws require the retention of certain SMC records for various periods of time. SMC is committed to compliance with all applicable laws and regulations relating to the preservation of records. SMC’s policy is to identify, maintain, safeguard and destroy or retain all records in SMC’s possession on a systematic and regular basis. Under no circumstances are SMC records to be destroyed selectively or to be maintained outside SMC premises or designated storage facilities, except in those instances where SMC records may be temporarily brought home by an employee working from home in accordance with approval from his or her supervisors or applicable policies about working from home or other remote locations.

If an employee learns of a subpoena or a pending or contemplated litigation or government investigation, he or she should immediately contact the Vice President of Legal Affairs. ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation must be retained and preserved until advised otherwise by the Vice President of Legal Affairs as to how to proceed. All relevant records that, without intervention, would automatically be destroyed or erased (such as e-mails and voicemail messages) must also be affirmatively preserved from destruction. Destruction of such records, even if inadvertent, could seriously compromise SMC. Any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records should be directed to the Vice President of Legal Affairs prior to disposition of the record.

TITLE: Business Ethics and Code of Ethics	No: 1.1.1	DATE ISSUED: 03/10/04	REVISION DATE: 02/19/2016	PAGE: 8 of 10

Safety in the Workplace

The safety and security of employees is of primary importance. All employees are responsible for maintaining SMC facilities free from recognized hazards and for obeying all SMC safety rules. Working conditions should be maintained in a clean and orderly state to encourage efficient operations and promote good safety practices.

Weapons and Workplace Violence

No employee may bring firearms, explosives, incendiary devices, knives or any other weapons into the workplace or any work-related setting, regardless of whether or not employees are licensed to carry such weapons. Similarly, SMC will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to your supervisor and the Vice President of Legal Affairs immediately. Threats or assaults that require immediate attention should be reported to the police at 911.

Drugs and Alcohol

SMC is a drug-free work environment. Except at approved SMC functions, Employees may not use, possess or be under the influence of alcohol on SMC premises.

Employees cannot use, sell, attempt to use or sell, purchase, possess or be under the influence of any illegal drug on SMC premises or while performing SMC business on or off the premises. Additionally, employees may not operate heavy equipment or perform any task that management deems unsafe if the employee appears, in management’s opinion, to be under the influence of any mind-altering substance.

Reporting Compliance with this Policy

A summary of this Policy shall be prominently displayed at all SMC work sites. Periodically, a statement of the Business Ethics Policy shall be circulated to all SMC directors, officers, and employees, and such persons shall file a report of compliance at that time.

Reporting Violations of this Policy

Any potential violation of applicable laws, rules or regulations, or of this Policy, that comes to the attention of an employee should be reported immediately by any person to his or her department manager who should ensure that the matter is reported to the SMC officer to whom the department manager reports and to the Vice President of Human Resources. The person reporting the potential violation may choose in sensitive circumstances to contact the Vice President of Human Resources directly. When appropriate, the Vice President of Human Resources shall advise the Chief Financial Officer (“CFO”) and the CEO. Potential violations can also be anonymously reported through SMC’s Whistleblower Hotline at 1-800-461-9330 or via email at www.mysafeworkplace.com.

TITLE: Business Ethics and Code of Ethics	No: 1.1.1	DATE ISSUED: 03/10/04	REVISION DATE: 02/19/2016	PAGE: 9 of 10

Any employee who, in good faith, reports a potential violation shall not incur retaliation from SMC or any officer, employee, contractor, subcontractor or agent of SMC, and SMC shall use its best efforts to protect his or her confidentiality to the extent possible, consistent with law and corporate policy and the need to conduct an effective investigation. “Good faith” means that the employee has a reasonably held belief that the facts upon which the report of potential violation is being made are true, and the report is not being made for personal gain or for other ulterior motive. “Retaliation” means discharge, demotion, suspension, threatening, harassment, or discrimination against an employee in the terms and conditions of his or her employment. Additionally, any employee who is the subject of an investigation shall be treated fairly and, should the investigation determine no violation occurred, any employee subject to such investigation shall not incur retaliation from SMC or any officer, employee, contractor, subcontractor or agent of SMC.SMC shall use its best efforts to protect confidentiality to the extent possible, consistent with law, corporate policy and the need to conduct an effective investigation.

Persons reporting violations should:

☐	not attempt to investigate the circumstances; and
☐	not discuss the violations with other employees or third parties, other than the Vice President of Human Resources, the CEO, and any person approved by such persons.

Reported violations shall be promptly investigated under the direction of the Vice President of Human Resources. Following completion of such investigation, upon the advice of the Vice President of Human Resources, violations will be reported as appropriate or required by law to the appropriate authorities. The CFO and the independent auditors shall inform the CEO, Vice President of Human Resources and the Audit Committee of the Board of any violations.

The Vice President of Human Resources shall recommend the appropriate level of disciplinary action to the CEO for decision. Affected employees shall be afforded, upon request, an opportunity to meet directly with the Vice President of Human Resources and/or the CEO to review the circumstances or the disciplinary action and seek redetermination.

Reports Regarding Accounting and Other Matters of Concern

SMC is committed to compliance with applicable securities laws, rules, and regulations, accounting standards and internal accounting controls. Employees are expected to report any complaints or concerns regarding accounting, internal accounting controls and auditing matters (“Accounting Matters”) promptly. Reports should be made in accordance with SMC’s Whistleblower Policy. All reports will be treated confidentially to the extent reasonably possible. No one will be subject to retaliation because of a good faith report of a complaint or concern regarding Accounting Matters.

TITLE: Business Ethics and Code of Ethics	No: 1.1.1	DATE ISSUED: 03/10/04	REVISION DATE: 02/19/2016	PAGE: 10 of 10

Questions Regarding Policy

Compliance with this Policy is best assured by employees exercising good judgment and applying the “sunshine test”, i.e., “If my decision or action would become known to other people, would it cause embarrassment, condemnation or penalty to me, my co-workers or SMC?” Any employee who has any questions regarding this Policy or its application should discuss the matter with his/her supervisor or the officer to whom such employee ultimately reports. Any supervisor or officer requiring interpretation of this Policy should refer the question to the Vice President of Human Resources. Employees involved in compliance activities are encouraged to seek advice from the Vice President of Human Resources as necessary in regard to observance of all applicable laws and regulations.

Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the extent reasonably possible, in accordance with SMC’s Whistleblower Policy. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting independently may compromise the integrity of an investigation and adversely affect both the reporting person and SMC.

Discipline for Violations

SMC seeks to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law and agreements, SMC personnel who violate this Code and other SMC policies and procedures may be subject to disciplinary action, up to and including discharge.

Waivers of the Code

SMC will waive application of the policies set forth in this Code only in exceptional circumstances. Waivers of the Code for directors and executive officers may be made only by the Board as a whole or the Audit Committee of the Board, and must be promptly disclosed as required by applicable laws or regulations.

No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of SMC’s business. It is not intended to, and does not, create any obligations to or rights in any employee, director, client, supplier, competitor, shareholder or any other person or entity.

Remember

Ultimate responsibility to ensure that we, as a company, comply with the many laws, regulations and ethical standards affecting our business rests with each of us. Employees must become familiar with and conduct themselves strictly in compliance with those laws, regulations and standards as well as SMC’s policies and guidelines pertaining to them.